Exhibit 10.28
AMENDMENT NO. 5
TO
BURLINGTON RESOURCES INC.
1997 EMPLOYEE STOCK INCENTIVE PLAN
     The Burlington Resources Inc. 1997 Employee Stock Incentive Plan is hereby amended, effective as of December 19, 2005, as follows:
     1. The third sentence of Article 10.7 is amended to read in its entirety as follows:
“The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to exercise of the Option or the vesting of the Restricted Stock.”
     2. The fifth sentence of Section 10.7 is amended to read in its entirety as follows:
“The Fair Market Value of such Common Stock as is withheld shall be valued as of the day of exercise of the Option or the vesting of the Restricted Stock.”

AMENDMENT NO. 6 TO
BURLINGTON RESOURCES INC.
1997 EMPLOYEE STOCK INCENTIVE PLAN
     The Burlington Resources Inc. 1997 Stock Incentive Plan is hereby amended, effective January 25, 2006, as follows:
     1. A new Section 2.17 is hereby added to read as follows:
”2.17 Merger Agreement
The Agreement and Plan of Merger, dated December 12, 2005 by and between the Company, ConocoPhillips, and Cello Acquisition Corp., a wholly owned subsidiary of ConocoPhillips pursuant to which Burlington will be merged with and into Cello Acquisition Corp.”
     2. The portion of the first sentence of Section 6.2(h) up to the colon is hereby amended to read in its entirety as follows:
“Subject to Section 6.2(j) below, upon the termination of a Participant’s employment with the Company and all Subsidiaries for any reason other than death or Permanent Disability, the Participant’s Option shall be exercisable only to the extent that it was then exercisable and, unless the term of the Option expires sooner, such Option shall expire according to the following schedule; provided, however, that the Plan Administrator or the Committee may at any time determine in a particular case that specific limitations and restrictions under the Plan shall not apply:”
     3. Section 6.2(j) is hereby amended to read in its entirety as follows:
     “Notwithstanding other Plan provisions pertaining to the times at which Options may be exercised, all outstanding Options, to the extent not then currently exercisable, shall become exercisable in full upon the occurrence of a Change in Control; provided, however, that any options granted after December 12, 2005 will not vest in full at the Effective Time (as defined in the Merger Agreement), but will instead retain their normal vesting schedule subject to vesting in full in the event, following the Effective Time, of a termination of the employment of the holder by the Company (or ConocoPhillips) without “Cause” (as such term is defined in the Company’s Employee Change in Control Severance Plan) or by the holder for “Good Reason” (as such term is defined in the Company’s Employee Change in Control Severance Plan) prior to full vesting.”
     4. Section 7.6 is hereby amended to read in its entirety as follows:
“The Restriction Period for any Participant shall be deemed to end and all restrictions on shares of Restricted Stock shall terminate immediately upon a Change of Control; provided, however, that the Restriction Period for any Participant and the restrictions on any shares granted after December 12, 2005 will not lapse immediately at the Effective Time (as defined in the Merger Agreement), but will instead continue in full and such Restriction Period will end in the event, following the Effective Time, of a termination of the employment of the holder by the Company (or ConocoPhillips) without “Cause” (as such term is defined in the Company’s Employee Change in Control Severance Plan) or by the holder for “Good Reason” (as such term is defined in the Company’s Employee Change in Control Severance Plan) prior to full vesting.”